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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)

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                                                   Three
                                                   Months
                                                   Ended                     Year Ended September 30,
                                                 December 31,   -------------------------------------------------
                                                     2002         2002          2001          2000         1999
                                                 ------------   --------      --------      --------      -------
EARNINGS:
Earnings before income taxes                       $34,495      $ 73,665      $ 79,568      $ 82,882      $63,139
Interest expense                                     4,251        16,365        18,724        18,135       17,317
Amortization of debt discount and expense               84           287           264           218          215
Interest component of rental expense                   358         1,563         1,541         1,318        1,539
                                                   -------      --------      --------      --------      -------
                                                   $39,188      $ 91,880      $100,097      $102,553      $82,210
                                                   =======      ========      ========      ========      =======

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                   $ 4,251      $ 16,365      $ 18,724      $ 18,135      $17,317
Amortization of debt discount and expense               84           287           264           218          215
Allowance for funds used during
      construction (capitalized interest)               10            19            12            17           36
Interest component of rental expense                   358         1,563         1,541         1,318        1,539
Preferred stock dividend requirements                  388         1,550         1,550         1,550        1,550
Adjustment required to state preferred stock
      dividend requirements on a pretax basis          258         1,039         1,012           995          968
                                                   -------      --------      --------      --------      -------
                                                   $ 5,349      $ 20,823      $ 23,103      $ 22,233      $21,625
                                                   =======      ========      ========      ========      =======
Ratio of earnings to combined fixed charges
      and preferred stock dividends                   7.33          4.41          4.33          4.61         3.80
                                                   =======      ========      ========      ========      =======
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